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                                                                    EXHIBIT 10.9


                            THIRD AMENDMENT TO LEASE AGREEMENT

         THIS THIRD AMENDMENT TO LEASE AGREEMENT (the "Third Amendment"), is made this 24th day of October, 2000, by and between WILDWOOD ASSOCIATES (as "Landlord") and MANHATTEN ASSOCIATES, INC. (as "Tenant").

                                   WITNESSETH:

         WHEREAS, Landlord and Tenant did enter into that certain Lease Agreement (the "Original Lease"), dated as of September 24, 1997, for certain space more particularly described in the Original Lease (the "Demised Premises"), in that certain building known as "2300 Windy Ridge Parkway, Atlanta, Georgia 30339" (the "Building").

         WHEREAS, Landlord and Tenant did enter into that certain First Amendment to Lease (the "First Amendment"), dated as of October 31, 1997.

         WHEREAS, Landlord and Tenant did enter into that certain Second Amendment to Lease (the "Second Amendment"), dated as of February 27, 1998.

         WHEREAS, the Original Lease, as modified by the First Amendment and the Second Amendment, is herein sometimes collectively referred to as the "Lease".

         WHEREAS, Landlord and Tenant desire to modify and amend the Lease, in the manner and under the terms and conditions herein set forth.

         NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, and for Ten and No/100 Dollars ($10.00) and other good and valuable consideration, paid by the parties hereto to one another, the receipt and sufficiency of which are acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:

         1. Defined Terms. Unless otherwise provided in this Third Amendment, all terms defined in the Lease shall have the same meanings when used herein as when used in the Lease, and all such defined terms in the Lease are incorporated herein by reference.

         2. Effective Date. The effective date of this Third Amendment (the "Effective Date") shall be the earlier date to occur of (i) the date Tenant occupies the "Expansion Premises" (as herein defined) for the purpose of conducting its business therein, or (ii) January 1, 2001. Notwithstanding that the Effective Date shall be a later date, this Third Amendment shall be binding upon Landlord and Tenant upon the due execution and delivery of this Third Amendment.

         3. Expansion Premises. From and after the Effective Date, Landlord hereby leases and rents to Tenant, and Tenant hereby leases and rents from Landlord, that certain area, consisting of six thousand five hundred eighty (6,580) square feet of Rentable Floor Area, on the 6th floor of the Wildwood 2300 building, as more particularly shown on Exhibit "A", attached hereto and by this reference incorporated herein (the "Expansion Space"). The Expansion Space is currently available for


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Tenant's occupancy. Tenant shall, as of the Effective Date, have leased 69,876 feet of Rentable Floor Area, in the aggregate, under the Lease as hereby amended.

         4. Lease Term. The lease term for the Expansion Space shall be for a period beginning on the Effective Date as set forth above and ending, unless sooner terminated in accordance with the Lease, on December 31, 2002.

         5. Base Rental. (a) The Base Rental Rate due from Tenant for the Expansion Space shall initially be Twenty and 00/100 Dollars ($20.00) per square foot of Rentable Floor Area per annum, in the Expansion Space, from and after the Effective Date for the first "Lease Year" (as herein defined). Such amount shall be due in addition and not in lieu of any other amounts due under the Lease. Such payments shall be made at the time and in the manner Base Rental is paid under the Lease.

                  (b) As used in this Article, the term "Lease Year" shall mean the twelve month period commencing on the Effective Date, or, if the Effective Date is not on the first day of a calendar month, commencing on the first day of the first calendar month following the Effective Date, and each successive twelve month period thereafter during the Lease Term; provided, however, that the first Lease Year shall end on December 31, 2001, regardless of the Effective Date. The term "Subsequent Year" shall mean each Lease Year of the Lease Term following the first Lease Year. The term "Prior Year" shall mean the Lease Year prior to each Subsequent Year. The term "Index" shall mean the Consumer Price Index for all Urban Consumers (U.S. City Average; Base 1982-84=100), published by the Bureau of Labor Statistics of the United States Department of Labor. The term "Base Month" shall mean the calendar month which is two (2) months prior to the month during which the Lease was fully executed by Landlord and Tenant. The term "Comparison Month" shall mean the calendar month which is two (2) months prior to the first full month of each Subsequent Year in question.

                  (c) On the first day of each Subsequent Year, the Base Rental Rate shall be increased to an amount equal to the Base Rental Rate for the first Lease Year ($20.00) as set forth in Article 5(a) of the Original Lease, plus an amount equal to the product of fifteen (15) times the percentage increase in the Index for the Comparison Month as compared to the Index for the Base Month, multiplied by the Base Rental Rate for the first Lease Year ($20.00); provided, however, in no event shall the Base Rental Rate for a Subsequent Year be less than the Base Rental Rate applicable to the Prior Year and in no event shall the Base Rental Rate for the Subsequent Year be greater than the following amounts for the Lease Years shown:

                  Second Lease Year         $21.00

                  (d) If the Bureau of Labor Statistics should discontinue the publication of the Index, or publish the same less frequently, or alter the same in some manner, then Landlord shall adopt a substitute Index or substitute procedure which reasonably reflects and monitors consumer prices.

         6. Rent Deposit. Tenant hereby covenants and agrees to pay to Landlord, as part of leasing the Expansion Space, the amount of $10,966.67, as additional Rent Deposit under the original Lease. Said amount shall be paid by Tenant with the due execution and delivery of this Third Amendment by Tenant. This amount shall be credited against the initial Base Rental due under this Third Amendment.

         7. Additional Rental. Tenant shall not owe Tenant's Additional Rental to Landlord with respect to the Expansion Space.


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         8.       As Is. Tenant hereby leases the Expansion Space "as is, where is", with no obligation on the part of Landlord to do or perform any work therein or provide any allowance therefor. Any work within the Expansion Space shall be done in accordance with and subject to the terms of Exhibit "D" to the Original Lease.

         9. Brokerage. COUSINS PROPERTIES INCORPORATED ("CPI") REPRESENTED LANDLORD IN THIS TRANSACTION. INSIGNIA/ES GORDON ("IES") REPRESENTED TENANT IN THIS TRANSACTION. CPI AND IES ARE ENTITLED TO A LEASING COMMISSION FROM LANDLORD BY VIRTUE OF THIS THIRD AMENDMENT, WHICH LEASING COMMISSION SHALL BE PAID BY LANDLORD TO SAID BROKERS IN ACCORDANCE WITH THE TERMS OF A SEPARATE AGREEMENT BETWEEN LANDLORD AND BROKERS. Tenant hereby authorizes Broker(s) and Landlord to identify Tenant as a tenant of the Building and to state the amount of space leased by Tenant in advertisements and promotional materials relating to the Building. Tenant represents and warrants to Landlord that (except with respect to any Broker[s] identified hereinabove) no broker, agent, commission salesperson, or other person has represented Tenant in the negotiations for and procurement of this Third Amendment and that (except with respect to any Broker[s] identified hereinabove) no commissions, fees, or compensation of any kind are due and payable in connection herewith to any broker, agent, commission salesperson, or other person as a result of any act or agreement of Tenant. Tenant agrees to indemnify and hold Landlord harmless from all loss, liability, damage, claim, judgment, cost or expense (including reasonable attorneys' fees and court costs) suffered or incurred by Landlord as a result of a breach by Tenant of the representation and warranty contained in the immediately preceding sentence or as a result of Tenant's failure to pay commissions, fees, or compensation due to any broker who represented Tenant, whether or not disclosed, or that it was obligated to pay pursuant to this Third Amendment, or as a result of any claim for any fee, commission or similar compensation with respect to this Lease made by any broker, agent or finder (other than the Broker[s] identified hereinabove) claiming to have dealt with Tenant, whether or not such claim is meritorious. Landlord represents and warrants to Tenant that (except with respect to any Broker[s] identified hereinabove) no broker, agent, commission salesperson, or other person has represented Landlord in the negotiations for and procurement of this Third Amendment and that (except with respect to any Broker[s] identified hereinabove) no commissions, fees, or compensation of any kind are due and payable in connection herewith to any broker, agent, commission salesperson, or other person as a result of any act or agreement of Landlord.

         10. Transfers, Successors and Assigns. This Third Amendment shall inure to the benefit of and shall be binding upon Landlord, Tenant, and their respective transfers, successors and assigns.

         11.      Time of Essence. Time is of the essence of this Third
Amendment.

         12. Georgia Law. This Third Amendment shall be construed and interpreted under the laws of the State of Georgia.


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         IN WITNESS WHEREOF, the undersigned have caused this Third Amendment to be executed under seal and delivered, on the day and year first above written.

                           "Landlord"

                           Wildwood Associates, a Georgia general partnership

                           By: Cousins Properties Incorporated, Managing General Partner



                                  By: /s/ Jack A. LaHue
                                      -----------------------------------------
                                      Its: Senior Vice President

                                                (CORPORATE SEAL)

                           "Tenant"

                           Manhatten Associates, Inc.



                           By:    /s/ Tom W. Williams
                                  ---------------------------------------------
                                  Its: Chief Financial Officer


                          Attest: /s/ Sallie A. Rosenmarkle
                                  ---------------------------------------------
                                  Its: Paralegal

                                                (CORPORATE SEAL)


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                                   SIXTH FLOOR

                           [ARCHITECTURAL FLOOR PLAN]


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                                October 30, 2000



Cousins Properties Incorporated
2500 Windy Ridge Parkway
Suite 1600
Atlanta, GA 30339-5683

         RE: Third Amendment to Lease (the "Third Amendment") involving Wildwood Associates (as "Landlord") and Manhattan Associates, Inc. (as "Tenant").

To whom it may concern:

         This letter is to confirm that the Tenant "Manhatten Associates, Inc." as listed in the Third Amendment is the same as the Tenant "Manhattan Associates, Inc.", and that the intent of the parties to the Third Amendment is that the Tenant named in therein is "Manhattan Associates, Inc.", which is the same entity which was the party to the original lease between Landlord and Tenant.

                                  Sincerely,



                                  /s/ Joseph C. Howard
                                  ---------------------------------------------
                                  of Manhattan Associates, Inc.


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